Exhibit 5

DLA Piper Rudnick Gray Cary US LLP 4700 Six Forks Road, Suite 200 Raleigh, North Carolina 27609-5244 T 919.786.2000 F 919.786.2200 W www.dlapiper.com

Jeffrey D. Miller jeffrey.miller@dlapiper.com T 919.786.2005

October 3, 2005

Eagle Hospitality Properties Trust, Inc.

100 E. RiverCenter Blvd., Suite 480

Covington, Kentucky 41011

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel for Eagle Hospitality Properties Trust, Inc., a Maryland corporation (the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-3, which covers the registration: 1) of the resale of 354,872 outstanding shares of the Company’s common stock that may be offered and sold from time to time by certain of the Company’s stockholders; 2) of the issuance of 5,566,352 shares issuable upon the redemption of certain outstanding partnership units in EHP Operating Partnership, L.P. (the “Operating Partnership”); and 3) of the resale of 3,676,462 shares of our common stock, which shares we may issue upon redemption of a like number of units in the Operating Partnership (cumulatively the “Shares”). We are furnishing this opinion letter pursuant to Item 16 of Form S-3 and Item 601(b)(5) of the Commission’s Regulation S-K.

We have examined copies of the Articles of Amendment and Restatement (the “Articles of Incorporation”), the Bylaws of the Company, the corporate action taken by the Company that provides for the registration of the of the Shares and have made such further legal and factual examinations and investigations as we, in our professional judgment, have deemed appropriate to render the opinion contained herein. As to various questions of fact material to our opinion, we have relied upon certificates of, or communications with, officers of the Company and others.

In our examination of the relevant documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Based upon and subject to the foregoing and the further limitations and qualifications hereinafter expressed, it is our opinion that (1) with respect to the Shares that have not been issued, the Company has the authority pursuant to its charter to issue the Shares, and the Shares will be duly authorized, validly issued, fully paid and non-assessable upon the adoption by the board of directors of a resolution in form and content required by Maryland law and the receipt of the consideration for the Shares specified in such resolution and (2) with respect to the Shares issued and outstanding as of the date hereof, the Shares have been duly authorized and validly issued and are fully paid and non-assessable.

Our opinions set forth above are subject to the following general qualifications and assumptions:

1.	The foregoing opinions are rendered as of the date hereof. We assume no obligation to update or supplement the opinions if any laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change the opinions.

2.	We have made no investigation as to, and we express no opinion concerning, any laws other than the Maryland General Corporation Law, applicable provisions of the Constitution of the State of Maryland and reported judicial decisions interpreting the Maryland General Corporation Law and such Constitution, and we do not express any opinion herein concerning any other laws.

3.	Without limiting the effect of the immediately preceding qualification, we note that we express no opinion as to compliance with the securities or “blue sky” laws or principles of conflicts of laws of the State of Maryland or any other jurisdiction.

4.	We assume that the issuance of the Shares, together with all outstanding shares, will not cause the Company to issue Shares in excess of the number of shares authorized by the Company’s Articles of Incorporation.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Sincerely,

/s/ DLA PIPER RUDNICK GRAY CARY US LLP